United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 17, 2014

(Date of earliest event reported: January 15, 2014)

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 15, 2014, Al Smith, a member of the Board of Directors (the “Board”) of IsoRay, Inc. (the “Company”), resigned from Board service and all committees of the Board. There was no disagreement on any matter relating to the Company’s operations, policies or practices between the Company and Mr. Smith at the time of Mr. Smith’s resignation from the Board.

Also effective January 15, 2014, the Board appointed Philip J. Vitale, M.D. to fill the vacancy on the Board resulting from Mr. Smith’s resignation. Dr. Vitale will stand for re-election at the Company’s fiscal 2014 annual meeting on March 5, 2014. Dr. Vitale was appointed to serve on the Audit Committee and the Nominations and Corporate Governance Committee and to chair the Compensation Committee.

Dr. Vitale, age 67, is a board certified urologist. He practiced Urology from 1978 to 2005 at Lovelace Health Systems in Albuquerque. He also served on the Board of Governors for 9 years and held various administrative positions including Chief Medical Officer and Senior Vice President at Lovelace. He has been the staff urologist at Albuquerque VA Medical Center since 2005, serving as Chief of the Urology section from 2008 to present. Dr. Vitale is also an Assistant Professor at the University of New Mexico, Division of Urology. He is a member of the American Urological Association and the South Central Section of the American Urological Association. Dr. Vitale’s current clinical trials include: chemotherapy after prostatectomy (cap); a phase III randomized study for high risk prostate carcinoma; RTOG 0415 a phase III randomized study of hypofractionated 3d-crt/imrt versus conventionally fractionated 3d-crt/imrt in patients with favorable-risk prostate cancer; RTOG 0815 a phase III prospective randomized trial of dose-escalated radiotherapy with or without short-term androgen deprivation therapy for patients with intermediate-risk prostate cancer; and YP19A1 gene and pharmacogenetics of response to testosterone therapy. Dr. Vitale holds a BA in Biology from LaSalle College and obtained his M.D. from the New Jersey College of Medicine and Dentistry. He received his M.S. in Health Services Administration from the College of St. Francis. Dr. Vitale is expected to bring to the Board medical expertise in the industries the Company is targeting.

There are no arrangements or understandings between Dr. Vitale and any other person pursuant to which Dr. Vitale was selected as a director and there are no transactions in which Dr. Vitale has an interest requiring disclosure under Item 404(a) of Regulation S-K. Dr. Vitale has been determined to be “independent” within the meaning of NYSE MKT and SEC rules as applicable to a smaller reporting company.

For his service as a director, Dr. Vitale will be entitled to the compensation the Company generally provides to its directors. A summary of the Company’s currently effective director compensation was included in the Company’s Annual Report on Form 10-K filed on September 30, 2013 under Item 11 and is incorporated herein by reference. Effective January 15, 2014, Dr. Vitale was granted options to purchase 25,000 shares of the Company’s common stock at the closing price of the common stock as of January 15, 2014 under the Amended and Restated 2006 Director Stock Option Plan as part of his director compensation.

In connection with his appointment, the Company entered into an indemnification agreement with Dr. Vitale, effective as of January 15, 2014, on substantially the same terms as the agreements previously entered into between the Company and each of its other directors. The Company has previously filed a form of indemnification agreement entered into by its officers and directors with the Company as Exhibit 10.35 to the Company’s Post-Effective Amendment No.2 to its Registration Statement on Form SB-2, as filed on October 13, 2006, which form is incorporated herein by reference.

The Company has hired Patricia Mills as a new employee, replacing Robert Bilella, the Company’s NE Area Sales Director, who resigned effective January 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 16, 2014

IsoRay, Inc., a Minnesota corporation

By:	/s/ Dwight Babcock
Dwight Babcock, CEO